EXHIBIT 5.1
                                                             -----------







                                          April 1, 1997




NFO Research, Inc.
2 Pickwick Plaza
Suite 400
Greenwich, Connecticut  06830-5530

                               NFO Research, Inc.
                       Registration Statement on Form S-8
                       ----------------------------------

Ladies and Gentlemen:

         In connection with the above-referenced Registration Statement on Form S-8 (the "Registration Statement") filed by NFO Research, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested to render our opinion as to the legality of the shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company to be registered thereunder. The shares to be registered under the Registration Statement consist of 750,000 shares (the "Shares") of Common Stock to be issued pursuant to the NFO Research, Inc. Stock Option Plan, as amended (the "Plan").

         In connection with this opinion, we have examined (i) an original, photocopy or conformed copy of the Registration Statement (including the exhibits thereto), (ii) an original, photocopy or conformed copy of the Plan,
(iii) the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as amended to date, and (iv) records of certain of the Company's corporate proceedings. In addition, we have made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereinafter expressed. In our examination of documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and that the Shares, when issued and delivered by the Company and paid for in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable.




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         The foregoing opinion is limited to the federal laws of the United
States and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder, which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required by the Act or the Rules.


                                          Very truly yours,

                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON